                                                                    Exhibit 8(a)

               [LETTERHEAD OF BOWLES RICE MCDAVID GRAFF & LOVE]


                                October 6, 1999



South Branch Valley Bancorp, Inc.
310 N. Main Street
Moorefield, West Virginia  26836

Gentlemen:

          You have requested our opinion on certain federal income tax consequences relating to the merger (the "Merger") of Potomac Interim Bank, Inc. ("Interim"), a wholly-owned subsidiary of South Branch Valley Bancorp, Inc. ("South Branch"), with and into Potomac Valley Bank ("Potomac").

          The relevant facts concerning the Merger are set forth in the Agreement and Plan of Merger dated July 16, 1999 ("Agreement"). A description of the transaction set forth therein is incorporated herein by reference.

                                Representations

          In addition to the general statement of facts set forth in the Registration Statement, and exhibits attached thereto, you have made the following representations concerning the proposed transaction:

          (1) The Merger shall be consummated in compliance with the material terms of the Agreement, and none of the material terms and conditions therein have been waived or modified, and neither Potomac nor South Branch has any plan or intention to waive or modify any material conditions of the Agreement.

          (2) The ratio for the exchange of shares of South Branch Common Stock in exchange for shares of Potomac Common Stock was negotiated by the parties through arm's length bargaining. The fair market value of South Branch Common Stock (including any fractional share interest) received by the stockholders of Potomac will be, in each instance, approximately equal to the fair market value of the Potomac Common Stock surrendered in the exchange;

          (3) There is no plan or intention by the shareholders of Potomac who own one percent (1%) or more of the Potomac stock, and to the best of the knowledge of the management of Potomac, there is no plan or intention on the part of the remaining shareholders of Potomac to sell, exchange or otherwise dispose of a number of shares of South Branch stock received in the transaction that would reduce the Potomac shareholders' ownership of South Branch stock to a number of shares having value, as of the date of the transaction, of less than fifty percent (50%)

South Branch Valley Bancorp, Inc.
October 6, 1999
Page __

of the value of all of the formerly outstanding stock of Potomac as of the same date. For purposes of this representation, shares of Potomac stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of South Branch stock will be treated as outstanding Potomac stock on the date of the transaction. Moreover, shares of Potomac stock and shares of South Branch stock held by Potomac shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the transaction will be considered in making this representation.

          (4) Following the Merger, Potomac will hold at least ninety (90%) of the fair market value of its net assets and at least 70% of the fair market value of its gross assets (including assets disposed of by Potomac prior to or subsequent to the merger and in contemplation thereof) (including without limitation any asset disposed of by Potomac, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending on the Effective Date and beginning with the commencement of negotiations; whether formal or informal, with South Branch regarding the Merger) and at least 90% of the fair market value of Interim's net assets and at least seventy percent (70%) of the fair market value of Interim's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Potomac or Interim to dissenters, amounts paid by Potomac or Interim to stockholders who receive cash or other property, amounts used by Potomac or Interim to pay reorganization expenses or other expenses incurred in connection with the Merger, amounts, if any, used by Potomac to make payments to employees, for severance and termination of employment contracts, and all redemptions and distributions (except for regular, normal dividends) made by Potomac will be included as assets of Potomac or Interim, respectively, immediately prior to the Merger;

          (5) Prior to the Merger, South Branch will be in control of Interim within the meaning of Section 368(c) of the Code;

          (6) Potomac has no plan or intention to issue additional shares of its stock that would result in South Branch losing control of Potomac within the meaning of Section 368(c) of the Code;

          (7) South Branch has no plan or intention to liquidate Potomac; to merge Potomac with or into another corporation other than Interim; to sell or otherwise dispose of the stock of Potomac except for transfers of stock to corporations controlled by South Branch; or to cause Potomac to sell or otherwise dispose of any of its assets or of any of the assets acquired from Interim, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Potomac;

South Branch Valley Bancorp, Inc.
October 6, 1999
Page __

          (8) Interim will have no liabilities assumed by Potomac, and it will not transfer to Potomac any assets subject to liabilities, in the Merger;

          (9) At the time of the Merger, the only class of issued and outstanding stock of Potomac will be the Potomac Common Stock;

          (10) In the Merger, shares of Potomac stock representing control of Potomac, as defined in Section 368(c) of the Code, will be exchanged solely for South Branch Common Stock. For purposes of this representation, shares of Potomac stock exchanged for cash or other property originating with South Branch will be treated as outstanding Potomac stock on the date of the Merger;

          (11) The Potomac Common Stock to be surrendered by each stockholder of Potomac will not be subject to any liability, and neither Potomac nor South Branch will assume any liability with respect to the surrendered Potomac Common Stock;

          (12) At the time of the Merger, Potomac will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Potomac that, if exercised or converted, would affect South Branch's acquisition or retention of control of Potomac, as defined in Section 368(c) of the Code;

          (13) South Branch does not own, directly or indirectly, nor has it or owned during the past five years, any shares of the stock of Potomac;

          (14) Following the Merger, Potomac will continue its historic business or use a significant portion of its historic business assets in a business;

          (15) South Branch, Interim, Potomac and the stockholders of Potomac will pay their respective expenses, if any, incurred in connection with the Merger;

          (16) There is no intercorporate indebtedness existing between South Branch and Potomac or between Interim and Potomac that was issued, acquired, or will be settled at a discount;

          (17) The payment of cash in lieu of fractional shares of South Branch Common Stock is solely for the purpose of avoiding the expense and inconvenience to South Branch of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Potomac stockholders in lieu of issuing fractional shares of South Branch Common Stock will not exceed 1% of the total consideration

South Branch Valley Bancorp, Inc.
October 6, 1999
Page __

that will be issued in the Merger to the Potomac stockholders in exchange for their shares of Potomac Common Stock. The fractional share interests of each Potomac stockholder will be aggregated, and no South Branch stockholder will receive cash in an amount equal to or greater than the value of .9999 share of South Branch Common Stock;

          (18) None of the compensation received, or to be received, by any stockholder-employees of Potomac will be separate consideration for, or allocable to, any of their shares of Potomac Common Stock; none of the shares of South Branch Common Stock or cash received, or to be received, by any stockholder-employees of Potomac pursuant to the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees of Potomac will be for services actually rendered, or to be rendered, and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services;

          (19) No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (20) On the date of the transaction, the fair market value of the assets of Potomac will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

          (21) Potomac is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          (22) The only consideration to be received, directly or indirectly, by holders of Potomac Common Stock in the Merger is South Branch Common Stock. South Branch has not agreed to assume, nor will it, directly or indirectly, assume any expense or liability, whether contingent or fixed, of any holder of Potomac Common Stock. South Branch has no plan or intention to contribute any additional capital to Potomac, to purchase additional Stock of Potomac or to make any loans to Potomac following the Merger for the purpose of directly or indirectly paying any additional consideration to any holders of Potomac Common Stock. None of the Potomac Stock exchanged for South Branch Common Stock in the Merger will be subject to any liabilities. No part of the consideration exchanged for Potomac Common Stock will be received by a shareholder as a creditor, employee, or in any capacity other than that of a stockholder of Potomac;

          (23) The Agreement and documents, agreements and other matters specifically identified therein represent the entire understanding of South Branch, Interim and Potomac with

South Branch Valley Bancorp, Inc.
October 6, 1999
Page __

respect to the Merger contemplated thereby, and the Merger will be effected in accordance with the Agreement;

          (24) The Merger is being undertaken for one or more valid business purposes, including those described herein;

          (25) Interim is a corporation newly formed for the purpose of participating in the Merger and at no time prior to the Merger has had assets or business operations;

          (26) Either (a) no shares of Potomac common stock, if any, that were acquired in connection with the performance of services are subject to a substantial risk of forfeiture within the meaning of section 83(c) of the Code or (b) any shares of South Branch Common Stock received in exchange for shares of Potomac Common Stock that were acquired in connection with the performance of services and are subject to a substantial risk of forfeiture within the meaning of section 83(c) of the Code will be subject to substantially the same risk of forfeiture after the Merger; and

          (27) South Branch has no plan or intention to reacquire any of its stock issued in the transaction.

                                    Opinion
                                    -------

          Based solely upon the information submitted and on the representations set forth above, we are of the opinion that:

          (1)  The Merger will constitute a reorganization within the meaning of
Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code. South Branch, Interim and Potomac will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

          (2) Neither South Branch, Interim nor Potomac will recognize any gain or loss as a result of the Merger. Code Sections 361 and 1032;

          (3) The holders of Potomac Common Stock will recognize no gain or loss upon the exchange of their shares of Potomac Common Stock solely for shares of Summit Common Stock (except for cash received in lieu of a fractional share of Summit Common Stock). Code Section 354(a)(1);

South Branch Valley Bancorp, Inc.
October 6, 1999
Page __

          (4) The basis of the Summit Common Stock received by the holders of Potomac Common Stock in the Merger will, in each case, be the same as the basis of the Potomac Common Stock surrendered in exchange therefor. Code Section 358(a)(l);

          (5) The holding period of the Summit Common Stock received by the holders of Potomac Common Stock in the Merger will, in each case, include the period during which the Potomac Common Stock surrendered in exchange therefor was held by the exchanging stockholders, provided that the Potomac Common Stock was held as a capital asset in the hands of the exchanging stockholders on the date of the Merger. Code Section 1223(1);

          (6) The payment of cash to holders of Potomac Common Stock in lieu of fractional share interests of Summit Common Stock will be treated as if such fractional shares were issued as part of the Merger and then were redeemed by Summit. A Potomac stockholder receiving such cash payment will recognize gain or loss measured by the difference (if any) between the amount of cash received and the Stockholder's basis in such fractional share. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholders at the Effective Time. Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574; and

          (7) The payment of cash to Potomac stockholders in exchange for Potomac Common Stock pursuant to the exercise of dissenter's rights will be treated as having been received as a distribution in redemption of such stockholder's Potomac Common Stock, subject to the provisions and limitations of
Section 302 of the Code.

          It should be noted that the opinions expressed in this letter are based upon statutory, judicial and administrative authority as of the date of this opinion. There can be no assurance that such authority will not be changed in the future, or that such changes will not be made retroactively applicable to the transactions considered herein. Moreover, the above-stated opinions are based upon the facts as we understand them and upon the representations provided to us. If the facts turn out to be different in any material respect from the facts or representations stated herein, or if the laws or regulations applicable to the proposed transactions are changed or reinterpreted by competent tribunals, some or all of the opinions expressed in this letter may become inapplicable.

          Please note further that Treas. Reg. Section 1.368-3 requires certain records to be kept and information to be filed with the federal income tax returns of each corporation which is a party to the reorganization. This same regulation requires each Potomac shareholder who received South Branch shares in connection with the reorganization to attached to his or her

South Branch Valley Bancorp, Inc.
October 6, 1999
Page __

federal income tax return for the year in which such shares are received a statement disclosing the exchange of Potomac stock for shares of South Branch and reporting the cost or other basis of the Potomac stock given up and the number and value of South Branch shares received.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference of our firm in the Registration Statement.

                         Sincerely,

                         BOWLES RICE McDAVID GRAFF & LOVE, P.L.L.C.



                         By   /s/ Marc A. Monteleone
                              Marc A. Monteleone


MAM/ms